Exhibit 99.1

Blockbuster Extends Tender Offers for Shares and Notes of Hollywood

Entertainment Through March 24, 2005

DALLAS—March 9, 2005—Blockbuster Inc. (NYSE: BBI, BBI.B) today announced that it has extended its exchange offer for all outstanding shares of Hollywood Entertainment Corporation (NASDAQ: HLYW) for $14.50 in value, comprised of $11.50 in cash and $3.00 in Blockbuster class A common stock, and its offer to purchase for cash any and all of the outstanding 9.625% Senior Subordinated Notes due 2011 issued by Hollywood. The offers, which were previously scheduled to expire at midnight, New York City time, on March 11, 2005 have been extended until midnight, New York City time, on March 24, 2005, unless further extended.

As of the close of business on March 8, 2005, a total of 292,049 shares of Hollywood common stock had been tendered pursuant to the exchange offer and approximately $69,892,000 in principal amount of Hollywood notes had been tendered pursuant to the notes tender offer.

Citigroup Global Markets Inc. (877-531-8365), Credit Suisse First Boston (800-881-8320) and J.P. Morgan Securities Inc. (866-262-0777) have been appointed dealer managers for the exchange offer for Hollywood shares. Credit Suisse First Boston LLC (800-820-1653), Citigroup Global Markets Inc. (800-558-3745) and J.P. Morgan Securities Inc. (866-834-4666) have been appointed as dealer managers and solicitation agents for the notes tender offer and consent solicitation. Morrow & Co., Inc. has been appointed the information agent for the exchange offer and the notes tender offer and consent solicitation, The Bank of New York has been appointed as the exchange agent for the exchange offer and Mellon Investor Services LLC has been appointed as the depositary for the notes tender offer and consent solicitation. The prospectus relating to the exchange offer and the Offer to Purchase and Consent Solicitation Statement relating to the notes tender offer, as well as any additional information concerning the terms and conditions of the exchange offer and the notes tender offer, may be obtained by contacting Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, NY 10022, E-mail: hollywood.info@morrowco.com. Shareholders please call: (800) 607-0088. Noteholders please call: (800) 654-2468.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities, including Hollywood common stock and Hollywood’s 9.625% Senior Subordinated Notes, nor is it a solicitation of consents with respect to Hollywood’s 9.625% Senior Subordinated Notes. The notes tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated February 11, 2005. The exchange offer for Hollywood common stock is being made only through a registration statement and related materials. In connection with the exchange offer for Hollywood common stock, Blockbuster filed a registration statement on Form S-4 (containing a prospectus) with the Securities and Exchange Commission on February 2, 2005. Investors and security holders of Hollywood are advised to read these disclosure materials (including any amendments and other disclosure materials when they become available), because these materials contain important information. Investors and security holders may obtain a free copy of the disclosure materials and other documents related to the exchange offer filed by Blockbuster with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. The disclosure materials and other documents related to the exchange offer and the notes tender offer may also be obtained from Blockbuster upon request by directing such request to Morrow & Co., Inc. in the manner described above.

This press release contains forward-looking statements relating to Blockbuster’s exchange offer (the “Exchange Offer”) for all outstanding shares of Hollywood common stock and its tender offer (the “Tender Offer”) for all of Hollywood’s 9.625% Senior Subordinated Notes. Specific forward-looking statements relate to the terms and conditions of the Exchange Offer and the Tender Offer, including the timeframe for the offers and the consideration to be paid. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. In addition, some factors are beyond Blockbuster’s control, including the possible consummation of the announced merger between Hollywood and Movie Gallery, Inc. Therefore, Blockbuster can give no assurance that the Exchange Offer and the Tender Offer will be completed. Other factors that could cause actual results to differ materially from the statements made in this release include, among others: (i) Blockbuster’s ability to satisfy, or its waiver of, any or all of the conditions to the Exchange Offer and/or the Tender Offer; (ii) Blockbuster’s ability to provide the necessary information and to take such actions as are necessary to comply with the Federal Trade Commission’s requests of it and to clear the Hart-Scott-Rodino process with respect to the Exchange Offer; (iii) Blockbuster’s and Hollywood’s ability to receive any and all other necessary approvals, including any other necessary governmental or regulatory approvals and the approval of the respective Boards of Directors and stockholders, if applicable; (iv) Blockbuster’s ability to close the financings necessary for the proposed Exchange Offer and Tender Offer and consent solicitation; and (v) other factors as described in filings with the Securities and Exchange Commission, including the detailed factors discussed under the headings “Risk Factors” in Blockbuster’s prospectus included in its registration statement on Form S-4 filed with the Securities and Exchange Commission on February 2, 2005, “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and “Disclosure Regarding Forward-Looking Information” in Blockbuster’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004.

Contact:	Press
Randy Hargrove
Director, Corporate Communications
(214) 854-3190

Analysts/Investors

Mary Bell
Senior Vice President, Investor Relations
(214) 854-3863
or
Angelika Torres
Director, Investor Relations
(214) 854-4279

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